Exhibit 99.4
BOARD OF DIRECTORS FEES
2009 COMPENSATION ELECTION FORM
Please complete this form and return a signed copy to Larry Boyd, SVP, Secretary and General Counsel, no later than December 19, 2008.
If you do not complete and return this election form for 2009 by December 31, 2008, you will be deemed to have elected to receive the compensation in the manner elected by you on your last valid election form. If there has been no prior election, you will be deemed to have elected to receive the eligible compensation in the form of non-qualified stock options.

Name:	Social Security Number:
This Election Form provides for the form of compensation payable for services performed as a member of the Ingram Micro Inc. Board of Directors pursuant to the Ingram Micro Inc. Compensation Policy for Members of the Board of Directors (the “Policy”). Capitalized terms used and not otherwise defined in this Election Form will have the meanings ascribed to those terms in the Policy.

I hereby irrevocably elect the following fixed compensation for my services as a member of the Ingram Micro Inc. Board of Directors for the period January 1, 2009 through December 31, 2009. The “projected value” of the fixed compensation, equal to $180,000, is set forth below:

Cash Remuneration: min $0.00 — max $70,000	Total Cash Elected:

Cash Deferral and Investment Election Form must be attached if you wish to defer your cash compensation.	$

Equity: min $110,000 — max $180,000	Total Equity Elected:

Stock Options: $
Restricted Stock Units: $
Restricted Stock Awards: $	$

RSU Deferral Election Form must be attached if you wish to defer any Restricted Stock Units.

Total Fixed Compensation:	Grand Total:

The sum of Cash Remuneration and Equity shall equal $180,000.	$180,000

Stock Ownership:
As a member of the Corporation’s Board of Directors, I agree that I will own personally or beneficially stock of the Corporation of at least 15,000 shares of Ingram Micro Common Stock (with vested but unexercised stock options counted as outstanding shares) beginning five years from the first date of my election to the Board of Directors.
I hereby irrevocably elect to receive my compensation for services performed during 2009 in the form as I have indicated above pursuant to the terms of the Policy. I agree that my successors in interest and my assigns and all persons claiming under me shall, to the extent consistent with applicable law, be bound by the statements contained herein and by the provisions of the Policy as they now exist and as they may be amended from time to time.
I have read and understand this form and hereby authorize the Corporation or its duly authorized representatives to take all actions indicated on this form.

Signature	Date